Exhibit 99.1

Hemispherx Biopharma, Inc. Changes Name to AIM ImmunoTech Inc.
Reflecting Ampligen’s® Immuno Modulation Progress in Ongoing Oncology Clinical Trials and ME/CFS

Announces new ticker symbol ‘AIM’ effective September 3, 2019

OCALA, Fla., Aug. 23, 2019 — Hemispherx Biopharma, Inc. (NYSE American: HEB), an immuno-tech company focused on the research and development of immunological agents to treat multiple types of cancers and immune-deficiency diseases, such as myalgic encephalomyelitis/chronic fatigue syndrome (ME/CFS), today announced that it has changed its name to AIM ImmunoTech Inc. effective September 3, 2019. Additionally, the Company announced that effective September 3, 2019, the Company’s ticker will change to “AIM.” The Company’s common stock will continue to trade on the NYSE American.

“Amplified Immunological Modulation — or ‘AIM’ — is what our company is all about. We are delighted to announce this name change, which we believe better reflects the core mission of the Company — developing synergistic immunological agents in the fields of lethal cancers and severe ME/CFS. We are a small company, fighting hard to bring meaningful cures to sick people currently without hope. Our AIM is to help others by advancing immunology and unlocking the human body’s ability to heal itself, in both ME/CFS and in highly lethal malignancies,” said CEO Thomas K. Equels. “Further, I am very proud of our extensive clinical pipeline and cost-effective approach. We believe the fact that all our oncology trials are paid for by third-party entities through grants from government, NGOs and leading pharmaceutical companies provides significant validation of our clinical potential and a de facto de-risking of the programs.”

Ampligen in Oncology

-	Five Ampligen clinical trials that are open for enrollment evaluating the safety and ability of Ampligen to increase the effectiveness of cancer immunotherapy, creating synergy for checkpoint blockade drugs by reprogramming the tumor microenvironment

-	Six additional cancer trials in various pre-enrollment stages using Ampligen plus checkpoint blockade or chemokine modulation

Ampligen in ME/CFS

-	In the late-stage development/pre-commercial phase for ME/CFS to meet this serious unmet medical need

-	An Orphan Drug Designation granted by the U.S. Food and Drug Administration in ME/CFS and the U.S. Food and Drug Administration has granted authorization for ME/CFS compassionate care clinics

-	Received Argentine commercial approval for the treatment of severe ME/CFS in 2016

“We remain highly encouraged by the clinical data to date, which supports the biological activity and strong safety profile of Ampligen,” Equels continued. “As such, we look forward to announcing a number of key upcoming catalysts, which we believe will help drive significant shareholder value. As our new name suggests, we are taking AIM at these serious and lethal unmet medical needs.”

Go here for a full report on Hemispherx’s ongoing Ampligen clinical trials, its Early Access Program for pancreatic cancer in Europe and its Expanded Access Program for ME/CFS in the United States.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers. Hemispherx’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, Hemispherx believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® already conducted include studies of the potential treatment of cancer patients with renal cell carcinoma and malignant melanoma. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For example, no assurance can be given as to whether the current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, we cannot assure that the clinical studies will be successful or yield any useful data. Among other things, for forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC
Phone: 212-671-1021
Email: aim@crescendo-ir.com

Hayden IR

Phone: 646-755-7412

Email: James@HaydenIR.com

Hemispherx Biopharma, Inc.
Phone: 800-778-4042
Email: IR@hemispherx.net